EXHIBIT 10.45

                        OCCIDENTAL PETROLEUM CORPORATION
                        2001 INCENTIVE COMPENSATION PLAN
                           RESTRICTED SHARE UNIT AWARD
                              TERMS AND CONDITIONS
                     (MANDATORY DEFERRED ISSUANCE OF SHARES)


Date of Grant:           December 8, 2003

Number of Restricted
Share Units:             See "Shares Granted/Awarded" (Grant Acknowledgment
                         screen)

Vesting Schedule:        1st Anniversary  20 Percent of Restricted Share Units
                         2nd Anniversary  20 Percent of Restricted Share Units
                         3rd Anniversary  20 Percent of Restricted Share Units
                         4th Anniversary  20 Percent of Restricted Share Units
                         5th Anniversary  20 Percent of Restricted Share Units


The following TERMS AND CONDITIONS (these "Terms and Conditions") are set forth as of the Date of Grant between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation ("Occidental") and, with its subsidiaries, (the "Company"), and the Eligible Employee receiving this Award (the "Grantee").

1. GRANT OF RESTRICTED SHARE UNITS. In accordance with these Terms and Conditions and the Occidental Petroleum Corporation 2001 Incentive Compensation Plan, as amended from time to time (the "Plan"), Occidental grants to the Grantee as of the Date of Grant, the right to receive, at the end of the Deferral Period (as defined below) in accordance with Grantee's distribution election, Common Shares equal to the number of Restricted Share Units (as defined below) that vest according to the schedule set forth above. For the purposes of these Terms and Conditions, (a) "Deferral Period" means the period commencing on the date the Restricted Share Units vest and ending on the earlier of the date the Grantee retires under a Company-sponsored retirement plan or the date the Grantee's employment with the Company terminates for any other reason, and (b) "Restricted Share Unit" means a bookkeeping entry equivalent to a whole or fractional Common Share. Restricted Share Units are not shares and have no voting rights or, except as stated in Section 5, dividend rights.

2. RESTRICTIONS ON TRANSFER. Neither these Terms and Conditions, the Restricted Share Units nor the right to receive Common Shares may be transferred or assigned by the Grantee other than (i) to a beneficiary designated on a form approved by the Company (if permitted by local law), by will or, if the Grantee dies without designating a beneficiary or a valid will, by the laws of descent and distribution, or (ii) pursuant to a domestic relations order, if applicable, (if approved or ratified by the Administrator).

3. VESTING AND FORFEITURE OF RESTRICTED SHARE UNITS. (a) Subject to Sections 3(b) and (c), on each anniversary of the Date of Grant the amount of Restricted Share Units indicated above in the Vesting Schedule for such anniversary will vest and become non-forfeitable if the Grantee remains in the continuous employ of the Company through such Date. The projected Vesting Schedule with the number of Restricted Share Units vesting on each anniversary is shown on the Grant Detail screen (from Grant Summary page, click "View Detail & History").


DEC 2003 RSU
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The continuous employment of the Grantee will not be deemed to have been interrupted by reason of the transfer of the Grantee's employment among the Company and its affiliates or an approved leave of absence.

     (b) Notwithstanding Section 3(a), if the Grantee dies or becomes permanently disabled while in the employ of the Company, retires under a Company-sponsored retirement plan or with the consent of the Company, or terminates employment for the convenience of the Company (each of the foregoing, a "Vesting Event"), then Restricted Share Units that have not vested prior to the date of the Vesting Event will become fully vested and nonforfeitable as of such date.

     (c) Notwithstanding Section 3(a), if a Change in Control Event occurs prior to the end of the Vesting Schedule, all of the Restricted Share Units that have not yet vested shall immediately become fully vested and nonforfeitable.

4. DEFERRAL OF COMMON SHARE PAYOUT. By accepting these Terms and Conditions, the Grantee has agreed that the receipt of the Common Shares will be deferred in accordance with the terms and conditions of the Occidental Petroleum Corporation Deferred Stock Program as such Program may be amended from time to time ("the Deferral Program"). The administration of the Deferral Program is governed by the Executive Compensation and Human Resources Committee, whose decision on all matters shall be final. The deferral of receipt of any Common Shares upon the vesting of the Restricted Share Units is irrevocable and cannot be changed or canceled. As a result of the deferral, no Common Shares will be issued pursuant to these Terms and Conditions upon the vesting of the Restricted Share Units, and the Restricted Share Units will continue to be recorded as a bookkeeping entry.

5. CREDITING AND PAYMENT OF DIVIDEND EQUIVALENTS. With respect to the number of Restricted Share Units listed above, the Grantee will be credited on the books and records of Occidental with an amount (the "Dividend Equivalent") equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Shares until the shares vest, or, if earlier, up to the date on which the Grantee forfeits all or any portion of the Restricted Share Units. Until the Restricted Share Units have vested, Occidental will pay in cash to the Grantee an amount equal to the Dividend Equivalents credited to such Grantee as promptly as may be practicable after the Grantee has been credited with a Dividend Equivalent.

6. NO EMPLOYMENT CONTRACT. Nothing in these Terms and Conditions confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

7. TAXES AND WITHHOLDING. The Grantee is responsible for any federal, state, local or foreign tax, including income tax, social insurance, payroll tax, payment on account or other tax-related withholding with respect to the grant of Restricted Share Units (including the grant, the vesting, the receipt of Common Shares, the sale of Common Shares and the receipt of dividends or dividend equivalents, if any). If the Company must withhold any tax in connection with the issuance of any Common Shares or other securities or the payment of any other consideration pursuant to the grant of Restricted Share Units (other than the payment of Dividend Equivalents), this obligation shall be satisfied in accordance with the provisions of the Deferral Program. If the Company must withhold any tax in connection with granting or vesting of Restricted Share Units or the payment of Dividend Equivalents pursuant to this grant of


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Restricted Share Units, the Grantee by acknowledging these Terms and Conditions agrees that, so long as the Grantee is an employee of the Company for tax purposes, all or any part of any such withholding obligation shall be deducted from the Grantee's wages or other cash compensation (including regular pay). The Grantee shall pay to the Company any amount that cannot be satisfied by the means previously described.

8. COMPLIANCE WITH LAW. The Company will make reasonable efforts to comply with all applicable federal, state and foreign securities laws; however, the Company will not issue any Common Shares or other securities pursuant to these Terms and Conditions if their issuance would result in a violation of any such law.

9. RELATION TO OTHER BENEFITS. The benefits received by the Grantee under these Terms and Conditions will not be taken into account or treated as normal salary or compensation in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company, or as part of the calculation of any severance, resignation, termination, redundancy or end of service payments. This grant of Restricted Share Units does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if the Grantee has a history of receiving Restricted Share Units or other stock awards.

10. ADJUSTMENTS. The number or kind of shares of stock covered by this Restricted Share Unit Award may be adjusted as the Administrator determines pursuant to Section 6.2 of the Plan in order to prevent dilution or expansion of the Grantee's rights under these Terms and Conditions as a result of events such as stock dividends, stock splits, or other change in the capital structure of Occidental, or any merger, consolidation, spin-off, liquidation or other corporate transaction or event having a similar effect. If any such adjustment occurs, the Company will give the Grantee written notice of the adjustment containing an explanation of the nature of the adjustment.

11. AMENDMENTS. The Plan may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan. Any amendment to the Plan or the Deferred Stock Program will be deemed to be an amendment to these Terms and Conditions to the extent it is applicable to these Terms and Conditions or the deferrals made pursuant to these Terms and Conditions; however, no amendment will adversely affect the rights of the Grantee under these Terms and Conditions without the Grantee's consent.

12. SEVERABILITY. If one or more of the provisions of these Terms and Conditions is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of these Terms and Conditions, and the remaining provisions of these Terms and Conditions will continue to be valid and fully enforceable.

13. RELATION TO PLAN; INTERPRETATION. These Terms and Conditions are subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between these Terms and Conditions and the Plan, the provisions of the Plan control. Capitalized terms used in these Terms and Conditions without definition have the meanings assigned to them in the Plan. References to Sections are to Sections of these Terms and Conditions unless otherwise noted.


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14.  SUCCESSORS AND ASSIGNS. Subject to Sections 2 and 3, the provisions of these Terms and Conditions shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

15. GOVERNING LAW. The laws of the State of Delaware govern the interpretation, performance, and enforcement of these Terms and Conditions.

16. PRIVACY RIGHTS. By accepting this award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in these Terms and Conditions by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan. The Company holds or may receive from any agent designated by the Company certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Occidental, details of this Restricted Share Unit award or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws ("Data"). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the Grantee's country or elsewhere, and may have different data privacy laws and protections than the Grantee's country. By accepting these Terms and Conditions, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Administrator in writing. Refusing or withdrawing consent may affect the Grantee's ability to participate in the Plan.

17. ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to this Restricted Share Unit award granted under the Plan or future awards that may be granted under the Plan (if any) by electronic means or to request the Grantee's consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18. GRANTEE'S REPRESENTATIONS AND RELEASES. By accepting this award, the Grantee acknowledges that the Grantee has read these Terms and Conditions and understands that (i) the grant of this Restricted Share Unit award is made voluntarily by Occidental in its discretion with no liability on the part of any of its direct or indirect subsidiaries and that, if the Grantee is not an employee of Occidental, the Grantee is not, and will not be considered, an employee of Occidental but the Grantee is a third party (employee of a subsidiary) to whom this Restricted Share Unit award is granted; (ii) the Grantee's participation in the Plan is voluntary; (iii) the future value of any Common shares issued pursuant to this Restricted Share Unit award cannot be predicted and Occidental does not assume liability in the event such Common Shares have no value in the future; and, (iv) subject to the terms of any tax equalization agreement between


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the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction.

In consideration of the grant of this Restricted Share Unit award, no claim or entitlement to compensation or damages shall arise from termination of this Restricted Share Unit award or diminution in value of this Restricted Share Unit award or Common Shares issued pursuant to this Restricted Share Unit award resulting from termination of the Grantee's employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting these Terms and Conditions, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.


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